U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Orient Star Holdings LLC ("Orient Star")
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   (Last)                           (First)             (Middle)

     1000 Louisiana Street
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                                    (Street)

     Houston, TX 77002
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   (City)                           (State)              (Zip)

     OfficeMax, Inc. (OMX)
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2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     November/2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, no par value            11/6/2000      P               20,000      A      2.8750   16,020,000     D
("Office Max Shares")


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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses: See attached Exhibit to Form 4, which is hereby incorporated herein by reference.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                Exhibit to Form 4

Name and Address of Additional Reporting Persons:

Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria") with the following address:

Insurgentes Sur #3500, PB-4
Pena Pobre, 14000
Mexico D.F., Mexico

Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family") and each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec, 11000
Mexico D.F., Mexico

Explanation of Responses:

During the month of November, Inmobiliaria did not effect any transactions subject to Section 16 of the U.S. Securities Act, as amended (the "Exchange Act"). As of November 30, 2000, Inmobiliaria had indirect beneficial ownership of the 16,020,000 OfficeMax Shares then directly owned by its wholly-owned subsidiary, Orient Star.

During the month of November, the Slim Family did not effect any transactions subject to the Exchange Act. The Slim Family beneficially owns all of the outstanding voting and equity securities of Inmobiliaria, and therefore each member of the Slim Family may be deemed to have indirect beneficial ownership of the 16,020,000 OfficeMax Shares then beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

                                 Signature Page

---------------------------------
Carlos Slim Helu

---------------------------------
Carlos Slim Domit                              By: /s/ Eduardo Valdes Acra
                                                   -----------------------
---------------------------------                  Eduardo Valdes Acra
Marco Antonio Slim Domit                           Attorney-in-Fact
                                                   December 7, 2000
---------------------------------
Patrick Slim Domit

---------------------------------
Maria Soumaya Slim Domit

---------------------------------
Vanessa Paola Slim Domit

---------------------------------
Johanna Monique Slim Domit

---------------------------------
INMOBILIARIA CARSO, S.A. DE C.V.

---------------------------------
By: Alejandro Escoto
Title: Attorney-in-Fact

ORIENT STAR HOLDINGS LLC

---------------------------------
By: James M. Nakfoor
Title: Manager

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Carlos Slim Helu
                                               --------------------
     January 14, 2000                          By: Carlos Slim Helu

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Carlos Slim Domit
                                               ---------------------
      January 14, 2000                         By: Carlos Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Marco Antonio Slim Domit
                                               ----------------------------
    January 14, 2000                           By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Patrick Slim Domit
                                               ----------------------
       January 14, 2000                        By: Patrick Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     January 14, 2000                          By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    January 14, 2000                           By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    January 14, 2000                           By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               INMOBILIARIA CARSO, S.A. de C.V.
                                               --------------------------------
                                               /s/  Alejandro Escoto

     January 14, 2000                          By:  Alejandro Escoto
                                               Title:  Attorney-in-Fact

                                POWER OF ATTORNEY

               I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                               ORIENT STAR HOLDINGS LLC
                                               ------------------------
                                               /s/  James M. Nakfoor

      January 14, 2000                         By:    James M. Nakfoor
                                               Title:  Manager

                             JOINT FILING AGREEMENT

               THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 18th day of January, 2000, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

               The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of OfficeMax, Inc. that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

---------------------------------
Carlos Slim Helu

---------------------------------
Carlos Slim Domit                              By: /s/ Eduardo Valdes Acra
                                                   -----------------------
---------------------------------                  Eduardo Valdes Acra
Marco Antonio Slim Domit                           Attorney-in-Fact
                                                   December 7, 2000
---------------------------------
Patrick Slim Domit

---------------------------------
Maria Soumaya Slim Domit

---------------------------------
Vanessa Paola Slim Domit

---------------------------------
Johanna Monique Slim Domit

---------------------------------
INMOBILIARIA CARSO, S.A. DE C.V.

---------------------------------
By: Alejandro Escoto
Title: Attorney-in-Fact

ORIENT STAR HOLDINGS LLC

---------------------------------
By: James M. Nakfoor
Title: Manager